EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Ventas, Inc. for the registration of 200,000 shares of its Common Stock in connection with the Ventas, Inc. 2000 Stock Option Plan for Directors of our report dated February 7, 2003, except for Note 5 as to which the date is June 30, 2003, with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc. included in its Current Report on Form 8-K dated August 13, 2003, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Chicago, Illinois

August 13, 2003